Oppenheimer Management Corporation
                                                        Two World Trade Center
                                                        New York, NY 10048-0203
                                                             212-323-0200

                                                     Exhibit 23(l)

                                                              September 7, 1988

The Board of Trustees
Oppenheimer California Tax-Exempt Trust
Two World Trade Center
New York, NY 10048-0669

To the Board of Trustees:

Oppenheimer Management Corporation ("OMC") herewith purchases 10,493,179 shares of Oppenheimer California Tax-Exempt Fund for an aggregate purchase price of $100,000.

In connection with such purchases, OMC represents that such purchase is made for investment purposes by OMC without any present intention of redeeming or selling such shares; and furthermore, that OMC agrees to advance the organizational and start-up expenses of the Corporation and in that regard agrees that such advances for such start-up expenses shall be reimbursed to OMC by the Corporation when the Corporation reaches $10 million in net assets. Such deferred organization expenses will be amortized to expense by the Fund on a straight line basis over a five year period that commences on the effective date the initial shares of the Fund are redeemed by OMC prior to the full amortization of the organization expenses, the redemption proceeds will be reduced by the then unamortized organization costs in the same ratio as the number of shares redeemed bears to the number of initial shares outstanding at the time of such redemption.

                                                     Very truly yours,

                                            OPPENHEIMER MANAGEMENT CORPORATION

                                              By:      /s/Robert G. Zack
                                                       Robert G. Zack
                                                       Senior Vice President

bd/bememo